As filed with the Securities and Exchange Commission on October 24, 2025

Registration No. 333-290760

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HYCROFT MINING HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-2657796
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4300 Water Canyon Road, Unit 1

Winnemucca, Nevada 89445

(775) 304-0260

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Diane R. Garrett

President and Chief Executive Officer

Hycroft Mining Holding Corporation

4300 Water Canyon Road, Unit 1

Winnemucca, Nevada 89445

(775) 304-0260

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Anthony, Linder & Cacomanolis, PLLC

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

(561) 514-0936

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 24, 2025

PROSPECTUS

HYCROFT MINING HOLDING CORPOATION

7,008,528 Shares of Class A Common Stock Underlying Warrants

14,017,056 Shares of Class A Common Stock for Resale by Selling Securityholders

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus (collectively with any of the holder’s transferees, pledgees, donees or successors, the “selling stockholders”) of 14,017,056 shares of our Class A common stock, par value $0.0001 per share (“common stock”), which shares were issued to selling stockholders in private placement transactions (“Private Placements”) exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, pursuant to Securities Purchase Agreements, dated September 2, 2025 (the “Purchase Agreements”), with the selling stockholders.

In addition, this prospectus relates to the issuance by us of up to 7,008,528 shares of common stock upon the exercise of warrants to purchase 7,008,528 shares of common stock (“warrants”) held by the selling stockholders, which were issued to selling stockholders in connection with the Private Placements, which entitle the selling stockholders to purchase common stock at an exercise price of $6.00 per share.

We are registering the issuance of shares of common stock upon the exercise of the warrants and the resale of the shares of common stock held by selling stockholders under this prospectus as required by the Purchase Agreements.

The Company will not receive any proceeds from the sale by the selling stockholders of the shares, however, we will receive proceeds from the exercise of the warrants for cash. We intend to use those proceeds, if any, for general corporate purposes. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the shares.

The selling stockholders will sell their shares registered for resale in this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. Accordingly, we cannot currently determine the price or prices at which the resale shares may be sold under this prospectus. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. If required, the number of shares to be sold, the public offering price of those shares, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. The selling stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, with respect to the shares offered herein by the selling stockholders for resale. We provide more information about how the selling stockholders may sell or otherwise dispose of the shares of common stock in the section entitled “Plan of Distribution” beginning on page 11 of this prospectus.

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “HYMC”. On October 23, 2025, the last reported sale price per share of our common stock on the Nasdaq Capital Market was $7.45. You are urged to obtain current market quotations for our common stock.

Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 8 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may, from time to time, issue to selling stockholders 7,008,528 shares of Class A common stock, par value $0.0001 per share (“common stock”), underlying warrants held by selling stockholders upon the exercise of the warrants and the selling stockholders may, from time to time, offer and sell 14,017,056 shares of common stock which are presently issued and outstanding in one or more offerings. Information about the selling stockholders may change over time.

This prospectus provides you with a general description of the shares we may issue to the selling stockholders upon exercise of the warrants and the shares the selling stockholders may offer. Each time the selling stockholders sell our shares using this prospectus, to the extent necessary and required by law, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Risk Factors,” “Where You Can Find More Information” and “Information Incorporated by Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC or directly from us as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we, the selling stockholders, respective affiliates nor any underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we or the selling stockholders have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling stockholders and/or respective affiliates, as applicable, take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. We, the selling stockholders and/or respective affiliates, as applicable, are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

In this prospectus, (i) references to “Hycroft”, “we,” “us,” “our”, “the registrant” and “our company” refer, collectively, to Hycroft Mining Holding Corporation, a Delaware corporation, the issuer of the securities offered hereby, and its consolidated subsidiaries and (ii) references to “selling stockholder” or “selling stockholders” include donees, pledgees, transferees or other successors-in-interest selling shares of common stock received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), all as may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events, or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. Words such as “believe,” “could,” “should,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefit of the “safe harbor” provisions of such laws.

These forward-looking statements are based on our current expectations, assumptions and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

Risks related to changes in our operations at the Hycroft Mine, including:

●	Risks associated with cessation of mining operations at the Hycroft Mine;
●	Uncertainties concerning estimates of mineral resources;
●	Risks relating to a lack of a completed technical report demonstrating that the project is economically viable; and
●	Risks related to our ability to finance and establish commercially feasible mining operations.

Industry-related risks, including:

●	Fluctuations in the prices of gold and silver;
●	Intense competition within the mining industry for mineral properties, employees, contractors and consultants;
●	The commercial success of, and risks relating to, our exploration and development activities;
●	Uncertainties and risks related to reliance on contractors and consultants;
●	Availability and cost of equipment, supplies, energy, or commodities;
●	The inherently hazardous nature of mining activities, including safety and environmental risks;
●	Potential effects of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements;
●	Uncertainties relating to obtaining, retaining or renewing approvals and permits from governmental regulatory authorities;
●	Cost of compliance with current and future government regulations, including environmental regulations;
●	Potential challenges to title in our mineral properties;
●	Inadequate insurance to cover all risks associated with our business, or cover the replacement costs of our assets or may not be available for some risks;
●	Risks associated with potential federal, state and local legislation that could significantly increase the cost of mine development on our unpatented mining claims;
●	Risks associated with possible regulations and legislation involving climate change could result in increased costs, which could have a material adverse effect on our business; and
●	Changes to the climate and regulations regarding climate change.

Business-related risks, including:

●	Risks related to our ability to raise capital on favorable terms or at all;
●	The loss of key personnel or our failure to attract and retain personnel;
●	Risks related to our substantial indebtedness, including operating and financial restrictions under existing indebtedness, cross-acceleration and our ability to generate sufficient cash to service our indebtedness;
●	The costs related to our land reclamation requirements;
●	Future litigation or similar legal proceedings could have a material adverse effect on our business and results of operations;
●	Risks related to information and operational technology systems, new technologies and security breaches; and
●	Risks that principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

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Risks related to our common stock, including:

●	Volatility in the price of our common stock;
●	Risks relating to a potential dilution as a result of future equity offerings;
●	Risks relating to a short “squeeze” resulting in sudden increases in demand for our common stock;
●	Risks relating to information published by third parties about us that may not be reliable or accurate;
●	Risks associated with interest rate changes;
●	Volatility in the price of our common stock could subject us to securities litigation;
●	Risks associated with our current plan not to pay dividends;
●	Risks associated with future offerings of senior debt or equity securities;
●	Risks related to a failure to comply with the Nasdaq listing requirements and a potential delisting by Nasdaq;
●	Anti-takeover provisions could make a third-party acquisition of us difficult; and
●	Risks related to limited access to our financial information due to the fact that we elected to take advantage of the disclosure requirement exemptions granted to smaller reporting companies.

You should also read carefully the factors described in the “Risk Factors” section contained in this prospectus and incorporated by reference herein from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q and from time to time in our other filings with the SEC, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements contained in or incorporated by reference into this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

In light of these assumptions, risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of the applicable document containing the forward-looking statement. Except as required by applicable law, we undertake no obligation to update such statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CAUTIONARY NOTE REGARDING MINERAL RESOURCE ESTIMATES

The mineral resource estimates included herein or incorporated by reference herein, including in the Hycroft Property Initial Assessment Technical Report Summary, Humboldt and Pershing Counties, Nevada, effective March 27, 2023 (the “2023 Hycroft TRS”), have been prepared in accordance with the requirements of the Modernization Rules (as defined herein) as set forth in subpart 1300 of Regulation S-K. The terms “Mineral Resource,” “Measured Mineral Resource,” “Indicated Mineral Resource” and “Inferred Mineral Resource” are defined and used in accordance with the Modernization Rules. You are specifically cautioned not to assume that any part or all of the mineral deposits (including mineral resources) in these categories will ever be converted into mineral reserves. You are further cautioned that, except for any portion of mineral resources, as applicable, classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Under the Modernization Rules, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an Inferred Mineral Resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an Inferred Mineral Resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or Indicated Mineral Resources will ever be upgraded to mineral reserves.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus, before making an investment decision.

THE OFFERING

We are registering for issuance by us 7,008,528 shares of common stock upon exercise of the warrants and registering for resale by the selling securityholder named herein the 14,017,056 shares of common stock as described below:

Common stock to be issued upon exercise of warrants	7,008,528 shares of common stock issuable upon exercise of the warrants.

Shares held by Selling Stockholders	14,017,056 shares of common stock

Offering price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Common stock outstanding prior to exercise of warrants	80,965,791 shares of common stock

Common stock to be outstanding assuming exercise of the warrants	87,974,319 shares of common stock.

Terms of the warrants

Each warrant is exercisable to purchase one share of common stock at a price of $6.00 per share for cash. The warrants have a two-year exercise period, and are subject to mandatory exercise in the event that, during such two-year period, the volume weighted average price of the common stock has been at least $8.00 per share, subject to adjustment, for a period of at least 20 trading days within the 30 trading day period ending on the third business day prior to the date on which notice of the redemption is given, as further detailed in the warrant.

Use of proceeds	We will not receive any proceeds from the sale of the shares offered for resale by this prospectus. However, we expect to receive $42,051,168 in gross proceeds assuming the exercise of all of the warrants by the selling stockholders to purchase the 7,008,528 shares of common stock being registered hereby at an exercise price of $6.00 per share. We intend to use those proceeds, if any, for further exploration, working capital and for general corporate purposes.

Risk factors	Investing in our securities involves a high degree of risk. See the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus and any free writing prospectus that we authorize for use.

Dividend policy	We have never paid dividends on our common stock and do not anticipate paying any dividends for the foreseeable future.

Market symbol and trading	Our common stock is listed on the Nasdaq Capital Market under the symbol “HYMC.”

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The number of shares of our common stock that will be outstanding immediately after this offering is based on 80,965,791 shares of common stock outstanding as of October 23, 2025. The number of shares of common stock outstanding as of October 23, 2025, as used throughout this prospectus supplement, unless otherwise indicated, excludes:

●	18,345,051 shares of common stock issuable upon the exercise of warrants outstanding (with warrants issued prior to the 1-for-10 reverse stock split that was effective November 14, 2023, issuable into common stock at the rate of 10 warrants per share) as of October 23, 2025, with a weighted average exercise price of $1.9842 per warrant ($6.5414 per share);

●	728,974 shares of common stock issuable upon vesting of restricted stock units (“RSUs”) outstanding as of October 23, 2025; and

●	490,281 shares of common stock reserved for future issuance under our Amended and Restated HYMC 2020 Performance and Incentive Pay Plan as of October 23, 2025.

Unless otherwise indicated, all information in this prospectus supplement assumes or gives effect to:

●	no exercise of the outstanding options or settlement of the outstanding warrants or RSUs referred to above.

THE COMPANY

Business Overview

Hycroft Mining Holding Corporation (“Hycroft,” “we,” “us,” “our” or the “Company”) are a U.S. based gold and silver exploration and development company that owns the Hycroft Mine in the prolific mining region of Northern Nevada.

Our property, the Hycroft Mine, historically operated as an open-pit oxide mining and heap leach processing operation. It is located approximately 54 miles northwest of Winnemucca, Nevada. Mining operations at the Hycroft Mine were restarted in 2019 on a pre-commercial scale and discontinued in November 2021 as a result of the then-current and expected ongoing cost pressures for many of the reagents and consumables used at the Hycroft Mine and to further determine the most effective processing method for the sulfide ore. Processing of gold and silver ore previously placed on leach pads was completed as of December 31, 2022. In March 2023, we, along with our third-party consultants, completed and filed the 2023 Hycroft TRS, prepared in accordance with the SEC’s Modernization of Property Disclosures for Mining Registrants as set forth in subpart 1300 of Regulation S-K (“Modernization Rules”). The 2023 Hycroft TRS provides an initial assessment of the mineral resource estimate utilizing a milling and pressure oxidation (“POX”) process for sulfide and transition mineralization and a heap leaching process for oxide mineralization and some transition mineralization. The 2023 Hycroft TRS included: (i) additional exploration drilling results from 2021 and 2022; (ii) additional assay information associated with historical drilling that was previously missing; (iii) other updates after additional review of historical assay certificates; and (iv) other adjustments. The 2023 Hycroft TRS superseded and replaced the Initial Assessment Technical Report Summary for the Hycroft Mine, prepared in accordance with the requirements of the Modernization Rules, with an effective date of February 18, 2022 (“2022 Hycroft TRS”), and the 2022 Hycroft TRS should no longer be relied upon. Our ongoing disclosures and many of management’s estimates and judgments as of and for the periods ended December 31, 2024 and 2023, are based on the 2023 Hycroft TRS. We will continue to build on the work to date, incorporate exploration data as it becomes available, and investigate opportunities identified through progressing the technical and data analyses leading up to the 2023 Hycroft TRS and subsequent studies and analyses. We expect we will provide an updated technical report, which is currently targeted for the fourth quarter of 2025.

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We do not expect to generate revenues from gold and silver sales until after further developing the Hycroft Mine and recommencing mining and processing operations. To achieve this, we will require additional funding. As of October 23, 2025, the Hycroft Mine had measured and indicated mineral resources of 10.6 million ounces of gold and 360.7 million ounces of silver and inferred mineral resources of 3.4 million ounces of gold and 96.1 million ounces of silver, which are contained in oxide, transitional, and sulfide ores.

2025 Outlook

Our current plan is to operate safely and environmentally responsibly while advancing exploration, targeting high-grade opportunities, and completing technical studies and data analyses. Key 2025 objectives include assessing the potential for a high-grade underground mining scenario, assessing the potential for recovering gold and silver through rehandling and leaching ore in a historic leach pad and potentially mining leachable oxide and transition ore, executing a follow-up exploration program to expand high-grade silver mineralization, finalizing engineering and trade-off studies, and reviewing district exploration targets to unlock broader mineral resource potential.

The next exploration program (the “2025-2026 Exploration Drill Program”) will focus on expanding the high-grade silver systems commencing in early August 2025. The 2025-2026 Exploration Drill Program contemplates core drilling approximately 14,500 meters. The 2025-2026 Exploration Drill Program includes drilling and assays, geophysics, geochemistry, and other step out exploration in newly identified target areas east of Brimstone, including the Manganese target.

The 2025-2026 Exploration Drill Program aims to extend these systems along dip and along strike as both systems remain open in all directions and at depth.

Considering increased gold and silver prices, the Company is also evaluating the potential to re-start a heap leaching operation within the currently permitted plan of operation. The Company’s current resource includes heap leach material and at current gold and silver prices, the Company could potentially convert material that is considered waste to economic heap leach material. Additionally, the historic Crofoot leach pad is believed to contain significant residual gold and silver values. The Company is conducting a technical and economic analysis to evaluate the feasibility of rehandling and leaching that material.

Trade-off studies and alternative analyses will continue in 2025, evaluating grinding methods, flotation cell configurations, and sulfide conversion processes such as pressure oxidation and roasting to optimize recoveries and explore additional by-product revenue streams. These efforts will support the development of optimal process flow sheets, with an updated technical report anticipated in the fourth quarter of 2025. The Company remains committed to maintaining and developing the Hycroft Mine and strengthening its balance sheet to support these initiatives.

Recent Developments

Securities Purchase Agreements

On September 2, 2025, we entered into securities purchase agreements (the “Purchase Agreements”) with three accredited investors (the “Buyers”) for the purchase and sale of, subject to customary closing conditions, 14,017,056 units (the “Units”) at a purchase price of $4.2805 per Unit pursuant to a non-brokered private placement (the “2025 Private Placement”). Each Unit consists of one share of common stock and one-half of one common stock purchase warrant (each whole warrant, a “Warrant”), for an aggregate of 14,017,056 shares of common stock and Warrants to purchase an aggregate of 7,008,528 shares of common stock. The Private Placement closed on September 11, 2025. The gross proceeds of the 2025 Private Placement were $60,000,000.

Each Warrant is exercisable to purchase one share of common stock at a price of $6.00 per share. The Warrants have a two-year exercise period, and are subject to mandatory exercise in the event that, during such two-year period, the volume weighted average price of the common stock has been at least $8.00 per share, subject to adjustment, for a period of at least 20 trading days within the 30 trading day period ending on the third business day prior to the date on which notice of the redemption is given, as further detailed in the Warrant.

We intend to use the proceeds of the 2025 Private Placement to fund advancement of the Hycroft Mine and for working capital and general corporate purposes.

The Units (including the shares of common stock and Warrants forming a part of the Units) were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

We also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the Warrants.

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In September 2025, 532,625 warrants issued as part of the June 12, 2025 Offering were exercised at the warrant exercise price of $4.20 per warrant for net proceeds of $2.2 million.

Common Stock Offering

On October 9, 2025, we entered into an Underwriting Agreement (the “Underwriting Agreement”) with BMO Capital Markets acting as the lead book-running manager, Paradigm Capital Inc., acting as book-running manager, and Cormark Securities Inc. acting as co-manager (the “Underwriters”), in connection with its public offering (the “Offering”) of 23,076,924 shares (the “Shares”) of common stock of the Company at a price of $6.50 per Share. In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 3,295,076 Shares at the Underwriters’ discretion.

The Offering was made pursuant to a Registration Statement (No. 333-279292) on Form S-3, which was filed by the Company with the Securities and Exchange Commission on May 10, 2024, and declared effective on May 31, 2024, and the prospectus supplement filed on October 10, 2025. SCP Resource Finance LP acted as a capital markets advisor to us.

On October 9, 2025, the Underwriters exercised their over-allotment option to purchase 3,295,076 Shares. The Offering closed on October 14, 2025, and we received net proceeds of $164,996,952.00, after deducting underwriting discounts and estimated expenses payable by us in connection with the Offering. We intend to use the net proceeds to expand and accelerate its exploration and drilling programs, supporting its strategy to unlock additional near-mine and district-scale potential at the Hycroft Mine, and for general corporate and working capital needs, including the anticipated repayment or repurchase and elimination of our existing debt obligations, which are expected to be retired at a discount.

Note Purchase Agreement

On October 15, 2025, we entered into Note Purchase and Sale Agreements (each, an “Agreement”) with each of the 17 current holders (each, a “Holder”) of our 10% Senior Secured Notes due 2027 (the “Purchased Notes”), including, but not limited to, certain funds affiliated with or managed by, Mudrick Capital Management, L.P, Whitebox Advisors, LLC, Highbridge Capital Management, LLC, and Aristeia Capital, LLC. Except for the outstanding principal balance and cash consideration amounts, all of the Agreements have substantially identical terms.

Pursuant to the Agreements, we agreed to repurchase the Purchased Notes from each Holder at a 9% discount to the outstanding principal balance and accrued interest. The Purchased Notes represent an aggregate outstanding principal balance of $120,817,011 plus accrued interest, and the aggregate cash consideration payable to the Holders is $110,386,797.

Upon the closing of the transactions contemplated by the Agreement (the “Closing”) and delivery of the consideration thereunder, all “Obligations” (as defined in the Agreement), including principal, accrued interest (including any paid-in-kind interest), fees and other amounts owing under the Purchased Notes, will be fully satisfied and discharged, and the Purchased Notes will be canceled in accordance with the Agreement. The Closing occurred on October 15, 2025.

Payout Letter

On October 15, 2025, we and our guarantor subsidiaries entered into a payout letter (the “Payout Letter”) with Sprott Private Resource Lending II (Collector), LP, as lender and Sprott Resource Lending Corp., as arranger, providing for repayment in full of all obligations under the Company’s Second Amended and Restated Credit Agreement, dated as of March 30, 2022 (as amended, the “Credit Agreement”).

Under the Payout Letter, the total payoff amount as of 2:00 p.m. (Toronto time) on October 15, 2025 (the “Payout Date”) was $15,096,700.19, consisting of $15,000,000 in principal, $63,987.50 in accrued interest and fees, and $32,712.69 in lender costs and expenses, with a per diem of $4,265.83 thereafter until paid in full. Upon the lender’s receipt of the full payoff amount and the executed Payout Letter, all obligations (other than certain continuing obligations) under the Credit Agreement were satisfied and discharged, the Credit Agreement was terminated, and all related liens and security interests were released. It does not affect the Sprott Royalty or related recorded instruments, which remain in full force and effect. We paid the full payoff amount on October 15, 2025.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act. We will cease to qualify as a smaller reporting company if we have (1) a public float in excess of $250 million and annual revenues in excess of $100 million during our last fiscal year, or (2) a public float in excess of $700 million, in each case determined on an annual basis as of the last business day of our second quarter. As a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies.

Corporate Information

Hycroft Mining Holding Corporation (formerly known as Mudrick Capital Acquisition Corporation) was incorporated under the laws of the state of Delaware on August 28, 2017. The address of our principal executive offices is 4300 Water Canyon Road, Unit 1, Winnemucca, Nevada 89445, and our telephone number is (775) 304-0260. Our mailing address is P.O. Box 3030, Winnemucca, Nevada 89446. Our website address is www.hycroftmining.com. Information contained on our website is not part of this prospectus and no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. We have included our website in this prospectus solely as an inactive textual reference.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our most recent Annual Report on Form 10-K for the year ended December 31, 2024, which is on file with the SEC and is incorporated by reference into this prospectus, as well as any amendment or update thereto reflected in our subsequent filings with the SEC that are deemed incorporated by reference into this prospectus. The risks and uncertainties that we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. The occurrence of any of these risks could materially and adversely impact our business, cash flows, condition (financial or otherwise), liquidity, prospects and/or results of operations. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements” and the section below entitled “Where You Can Find More Information.”

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

●	General economic and political conditions such as recessions, economic downturns and acts of war or terrorism;
●	Quarterly variations in our operating results;
●	Seasonality of our business cycle;
●	Changes in the market’s expectations about our operating results;
●	Our operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	Changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate in general;
●	Operating and stock price performance of other companies that investors deem comparable to us;
●	Actual or anticipated fluctuations to the price of gold, silver and other metals;
●	News reports relating to trends in our markets, including any expectations regarding an upcoming “hard” or “soft” market;
●	Cyberattacks and other cybersecurity incidents;
●	Changes in laws and regulations affecting our business;
●	Material announcements by us or our competitors;
●	The impact or perceived impact of developments relating to our investments, including the possible perception by securities analysts or investors that such investments divert management attention from our core operations;
●	Market volatility;
●	A negative market reaction to announced acquisitions;
●	Competitive pressures in each of our divisions;
●	General conditions in the industry in which we operate;
●	Legal proceedings or regulatory investigations; and
●	Sales of substantial amounts of common shares by our directors, executive officers or significant stockholders or the perception that such sales could occur.

Stockholder class action lawsuits may be instituted against us following a period of volatility in our stock price. Any such litigation could result in substantial cost and a diversion of management’s attention and resources.

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Purchasers may experience dilution in the future.

You may also experience dilution in the event shares are issued upon the exercise of the warrants or after the offering on any future equity issuances, including the issuance of common stock in connection with our equity incentive plans or in connection with any future debt restructuring activities. To the extent we raise additional capital by issuing equity securities, our stockholders will experience substantial additional dilution. In order to raise additional capital, we expect to offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights, preferences and privileges superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. If we sell common stock or other securities convertible into or exchangeable for our common stock in subsequent transactions, our investors’ holdings may be materially diluted.

A large number of shares of common stock (upon exercise of the warrants) issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

We may issue a significant number of shares of our common stock upon the exercise of warrants currently issued and outstanding relative to the amount of our common stock currently outstanding. Additionally, a large number of shares of common stock (upon the exercise of the warrants) issued in this offering may be sold in the public market following this offering, which may depress the market price of our common stock. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares of common stock. The shares of common stock (upon exercise of the warrants) issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

Without additional funding, we will not be able to carry out our business plan, and if we raise additional funding existing securityholders may experience dilution.

We do not have sufficient funds for the planned exploration and development of the Hycroft Mine for mining and processing mineral resources, and we will require significant additional funding in the future. In addition, we have significant amounts of indebtedness outstanding. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Future financings may cause dilution to our shareholders. Our ability to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions as well as our business performance and the economic attractiveness of the Hycroft Mine.

Future sales or other dilution of our equity could adversely affect the market price of our common stock.

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,400,000,000 shares of common stock, par value $0.0001 per share. We are generally otherwise not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or of preferred stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock units, performance stock units, options or warrants to purchase shares of our common stock in the future and those options or warrants are exercised or as the restricted stock units or performance stock units vest, our stockholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock or the perception that such sales could occur.

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Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the Nasdaq Capital Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

Our common stock may be delisted from The Nasdaq Capital Market if we cannot maintain compliance with Nasdaq’s continued listing requirements.

Our common stock is listed on the Nasdaq Capital Market. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on the Nasdaq Capital Market.

We cannot assure you our securities will meet the continued listing requirements to be listed on Nasdaq in the future. If Nasdaq delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for the Nasdaq Capital Market and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations.

If our common stock is delisted from the Nasdaq and the price of our common stock remains below $5.00 per share, our common stock would come within the definition of “penny stock”.

Transactions in securities that are traded in the United States that are not traded on Nasdaq or on other securities exchange by companies, with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00, may be subject to the “penny stock” rules. The market price of our common stock is currently less than $5.00 per share. If our common stock is delisted from the Nasdaq and the price of our common stock remains below $5.00 per share and our net tangible assets remain $5,000,000 or less, our common stock would come within the definition of “penny stock”.

Under these penny stock rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

●	must make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to a transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

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As a result of these requirements, if our common stock is at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited. Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

Certain proposed changes in tax law may have adverse tax consequences to certain non-U.S. holders of our common stock and shares to be issued upon exercise of the warrants.

On May 22, 2025, the United States House of Representatives passed a bill that, if enacted into law, may affect the U.S. federal income tax considerations applicable to certain non-U.S. holders of our common stock and shares to be issued upon exercise of the warrants. In particular, the bill proposes to increase the current U.S. tax rates, including reduced rates provided under an applicable income tax treaty, on dividends on our common stock and shares to be issued upon exercise of the warrants to certain individuals and entities resident in, or owned by residents of, countries (“applicable persons”) that have enacted any “unfair foreign tax,” as defined in the bill. Among other things, the bill provides for escalating rates of tax on payments to applicable persons, including applicable persons that claim a reduced rate of withholding tax under an applicable income tax treaty, up to 20% above the current statutory rates of tax (determined without regard to any rate provided under an applicable income tax treaty in lieu of such statutory rate). The likelihood of the bill or other similar legislation being enacted is uncertain, and the provisions of the bill or other similar legislation may change prior to enactment. Prospective investors should consult their legal advisors regarding the likelihood of the bill becoming law and the potential effects of the bill to them of investing in our securities.

We do not expect to pay dividends in the foreseeable future. As a result, you may have to rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will, among other things, depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you may have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to additional contractual restrictions on, or prohibitions against, the payment of dividends

USE OF PROCEEDS

We are registering 14,017,056 shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered for resale by this prospectus.

However, we expect to receive $42,051,168 in gross proceeds assuming the exercise of all of warrants by the selling stockholders to purchase the 7,008,528 shares of common stock being registered hereby at an exercise price of $6.00 per share. We intend to use any net proceeds from the cash exercise of these warrants to fund advancement of the Hycroft Mine and for working capital and for general corporate purposes.

PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

Pursuant to the terms of the warrants, the shares of common stock issuable upon exercise thereof will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price to the Company.

With respect to the exercise of the warrants the exercise price is $6.00 per share.

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Resale of Common Stock by Selling Stockholders

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common stock or interests in common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common stock or interests in common stock on any stock exchange, market or trading facility on which the common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of common stock or interests therein:

●	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per Common Share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such securities have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the common stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the common stock offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the common stock covered by this prospectus and (ii) the date on which the common stock covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

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SELLING STOCKHOLDERS

We have prepared this prospectus to (i) allow 2176423 Ontario Ltd., Tribeca Global Natural Resources, and Simon Catt, as selling stockholders, to offer for resale, from time to time, up to an aggregate of 14,017,056 shares of our common stock currently held by selling stockholders and (ii) allow us to issue up to an aggregate of 7,008,528 shares of our common stock to selling stockholders upon the exercise of certain warrants currently held by the respective selling stockholders.

On September 2, 2025, we entered into securities purchase agreements (the “Purchase Agreements”) with three accredited investors (the “Buyers”) for the purchase and sale of, subject to customary closing conditions, 14,017,056 units (the “Units”) at a purchase price of $4.2805 per Unit pursuant to a non-brokered private placement (the “Private Placement”). Each Unit consists of one share of common stock and one-half of one common stock purchase warrant (each whole warrant, a “Warrant”), for an aggregate of 14,017,056 shares of common stock and Warrants to purchase an aggregate of 7,008,528 shares of common stock. The Private Placement closed on September 11, 2025. The gross proceeds of the Private Placement were $60,000,000.

Each Warrant is exercisable to purchase one share of common stock at a price of $6.00 per share. The Warrants have a two-year exercise period, and are subject to mandatory exercise in the event that, during such two-year period, the volume weighted average price of the common stock has been at least $8.00 per share, subject to adjustment, for a period of at least 20 trading days within the 30 trading day period ending on the third business day prior to the date on which notice of the redemption is given, as further detailed in the Warrant.

The Units (including the shares of common stock and Warrants forming a part of the Units) were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

We also entered into a registration rights agreement pursuant to which we agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the Warrants.

The selling stockholders listed in the table below may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of such shares that each such selling stockholder may offer pursuant to this prospectus. Applicable percentages are based on 80,965,791 shares of common stock outstanding on October 23, 2025.

We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned after Offering
Name of Selling Stockholders (1)	Number (2)	Percent (3)	Prospectus (4)	Number (5)	Percent (6)
2176423 Ontario Ltd. (7)	29,897,880	34.91%	14,017,056	20,553,176	23.36%
Tribeca Global Natural Resources(8)	8,358,101	10.05%	6,658,101	3,919,367	4.46%
Simon Catt (9)	350,427	0.43%	350,427	116,809	0.13%

(1)	If required, information about other selling stockholders, except for any future transferees, pledgees, donees or successors of the selling stockholder named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.
(2)	The amounts and percentages of common stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(3)	The number of shares of common stock beneficially owned prior to the offering is based on 80,965,791 shares of common stock issued and outstanding as of October 23, 2025.
(4)	The shares of common stock shown in this column include shares of common stock that are offered for resale by the Selling Stockholders, as well as shares of common stock that are offered for issuance by the Company upon the exercise of the Warrants by Selling Stockholders pursuant to this prospectus.
(5)	Assumes the exercise of all Warrants resulting in all shares offered by the Company to be issued under this prospectus, all shares offered by the selling stockholders under this prospectus are sold and that the selling stockholders buys or sells no additional shares of common stock prior to the completion of this offering.
(6)	The number of shares of common stock beneficially owned after the offering is based on 80,965,791 shares of common stock issued and outstanding as of October 23, 2025 plus 7,008,528 shares of common stock issued by the Company to Selling Stockholders upon the exercise of the Warrants pursuant to this prospectus.
(7)	Consists of (a) 25,225,528 shares of common stock and (b) 4,672,352 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock from this offering. 2176423 Ontario Ltd. also holds warrants to acquire an additional 5,515,824 shares of common stock, but the terms and conditions of such warrants preclude 2176423 Ontario Ltd. from exercising the warrants to the extent that such exercise would cause 2176423 Ontario Ltd. (together with its affiliates) to exceed certain beneficial ownership limitations. Warrants exercisable for 3,175,000 shares of common stock (which were issued in June 2025 with an exercise price of $4.20 per share) are subject to a beneficial ownership limitation of 19.99%, while warrants exercisable for 2,340,824 shares of common stock (which were issued in March 2022 with an exercise price of $1.068 per share) are subject to a beneficial ownership limitation of 9.8%. The warrants exercisable for 4,672,352 shares of common stock from this offering are not subject to a beneficial ownership limitation. Eric Sprott controls 2176423 Ontario Ltd. and has the power to direct the voting and disposition of common stock held by the entity through his ownership interests in 2176423 Ontario Ltd. The address of 2176423 Ontario Ltd. is Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, ON M5J 2J1.
(8)	Consists of (a) 6,138,734 shares of common stock and (b) 2,219,367 shares of common stock issuable upon the exercise of warrants held by the selling stockholder after this offering. Ben Cleary has voting control and investment discretion over the securities held by Tribeca Global Natural Resources. The address of Tribeca Global Natural Resources is Level 23, 1 O’Connell Street, Sydney NSW 2000, Australia.
(9)	Consists of (a) 233,618 shares of common stock and (b) 116,809 shares of common stock issuable upon the exercise of warrants held by the selling stockholder after this offering. The address of Simon Catt is Apartamento Santa Margherita, Corso Cristoforo Columbo 72, Rapallo, GE, 16035, Italy.

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DESCRIPTION OF COMMON STOCK

The following descriptions of common and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarize the material terms and provisions of the Class A common stock (“common stock”) and preferred stock but are not intended to be complete. For the full terms of our common and preferred stock, please refer to our Second Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (our “Bylaws”), as amended from time to time. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.

Authorized Capital Stock

As of October 23, 2025, our authorized capital stock consists of 1,410,000,000 shares of capital stock with a par value of $0.0001 per share, consisting of 1,400,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value of $0.0001 per share, which may, at the sole discretion of the Board of Directors (the “Board”) be issued in one or more series.

As of October 23, 2025, there were 80,965,791 shares of common stock issued and outstanding, held by 271 holders of record. No shares of preferred stock were issued or outstanding as of October 23, 2025. The authorized and unissued shares of both common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our Board will not seek stockholder approval for the issuance and sale of either our common stock or preferred stock.

The Board may from time to time authorize by resolution the issuance of any or all shares of the preferred stock authorized in accordance with the terms and conditions set forth in the Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Certificate of Incorporation, the holders of our common stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of common stock will at all times vote together as one class on all matters submitted to a vote of our common stockholders under the Certificate of Incorporation. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividends

Subject to the rights, if any, of holders of any outstanding shares of preferred stock, the Certificate of Incorporation provides that holders of common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of legally available funds and shall share equally on a per share basis in such dividends and distributions.

Liquidation Preference

The Certificate of Incorporation provides that in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the common stock will be entitled to receive all of our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by them, after the rights of creditors and the holders of the preferred stock have been satisfied.

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Preferred Stock

The total number of authorized shares of preferred stock is 10,000,000 shares with a par value of $0.0001 per share. Preferred stock may be issued from time to time in one or more series. The Board is expressly authorized to provide for the issuance of shares of the preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is expressly vested with the authority to the full extent provided by law, to adopt any such resolution or resolutions.

Anti-Takeover Effects of Certain Provisions of Our Second Amended and Restated Certificate of Incorporation, as Amended, and Our Amended and Restated Bylaws, as Amended

Provisions of our Certificate of Incorporation and our Bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Removal of Directors. The Certificate of Incorporation and the Bylaws provide that, subject to the rights of the holders of any series of preferred stock, directors may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors. Subject to the rights of the holders of any series of preferred stock, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.

Preferred Stock. Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board in their sole discretion. Our Board may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Amendment of Certificate of Incorporation or Bylaws. As required by the DGCL, any amendment of the Certificate of Incorporation must first be approved by a majority of the directors then in office and, if required by law or the Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote on the amendment as a class.

The Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the directors then in office, and may also be amended, altered or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Limitation of Liability. The Certificate of Incorporation provides for the limitation of liability of, and providing indemnification to, our directors and officers.

Special Stockholders Meeting. The Certificate of Incorporation provides that a special meeting of stockholders may only be called only by the Chairperson of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is specifically denied.

Business Combinations. Although the Certificate of Incorporation provides that the Company will not be governed by Section 203 of the DGCL, the Certificate of Incorporation includes a provision that is substantially similar to Section 203 of the DGCL, but excludes the investment funds affiliated with sponsor and their respective successors and affiliates and the investment funds affiliated with or managed by certain stockholders and their respective successors and affiliates, reflecting current and former significant stakeholders in such stockholders and the Company, from the definition of “interested stockholder.”

Nominations of Directors. The Bylaws provide for advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “HYMC.”

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LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Anthony, Linder & Cacomanolis, PLLC, West Palm Beach, Florida.

EXPERTS

The consolidated financial statements of Hycroft Mining Holding Corporation (the “Company”) incorporated by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024 have been audited by Baker Tilly US, LLP (formerly Moss Adams LLP), an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Employees of Ausenco Engineering USA South Inc., Independent Mining Consultants, Inc. and WestLand Engineering & Environmental Services, Inc. have prepared the 2023 Hycroft TRS. Each of the individuals who prepared the 2023 Hycroft TRS is a qualified person as defined in subpart 1300 of Regulation S-K. None of the qualified persons, or the employers of any of the qualified persons, is an affiliate of the Company.

As at the date hereof, none of the above-named experts have received, or is to receive, in connection with the offering, an interest, direct or indirect, in the Company.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our Bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the company. Our Certificate of Incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, lawsuit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information that we file electronically with the SEC, including us. The SEC’s website can be found at http://www.sec.gov. In addition, we make available on or through our website copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our website can be found at https://hycroftmining.com. The content contained in, or that can be accessed through, our website is not a part of this prospectus.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we have filed and will file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be an integral part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below :

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 5, 2025;

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 filed with the SEC on May 13, 2025 and July 31, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 7, 2025, March 4, 2025, June 9, 2025, June 13, 2025, July 15, 2025, September 3, 2025, October 14, 2025, and October 16, 2025.

●	the description of our common stock which is included as Exhibit 4.9 in our Form 10-K filed with the SEC on March 5, 2025, including any amendment or report filed for the purpose of updating that description; and

●	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities covered by this prospectus and any accompanying prospectus supplement.

Notwithstanding the foregoing, information and documents that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

You may access these filings on our website at https://hycroftmining.com. The information on our website is not incorporated by reference and is not considered part of this prospectus. Also, upon written or oral request, at no cost we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:

Hycroft Mining Holding Corporation

PO Box 3030

Winnemucca, NV 89446

Email: info@hycroftmining.com

Phone: (775) 333-0545

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the distribution of the shares registered hereunder on Form S-3. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement.

AMOUNT
SEC Registration Fee	$18,603
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$5,000
Miscellaneous Expenses	$-
Total	$43,603

The amounts set forth above, except for the SEC Registration Fee, are estimated.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that our officers and directors will be indemnified to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Certificate of Incorporation. Our Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation, as amended, and amended and restated bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

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At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement dated June 12, 2025, by and between Hycroft Mining Holding Corporation and BMO Capital Markets and Paradigm Capital Inc. (incorporated by reference to Exhibit 1.1 to the registrant’s Current Report on Form 8-K filed with the SEC on June 13, 2025).
2.1	Purchase Agreement, dated as of January 13, 2020, by and among Mudrick Capital Acquisition Corporation, MUDS Acquisition Sub, Inc. and Hycroft Mining Corporation (incorporated by reference to Exhibit 2.1. to the registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2020).
2.2	Amendment to Purchase Agreement, dated as of February 26, 2020, by and among Mudrick Capital Acquisition Corporation, MUDS Acquisition Sub, Inc. and Hycroft Mining Corporation (incorporated by reference to Annex A-1 to the joint proxy statement/prospectus on Form S-4 (File No. 333-236460) of the registrant filed with the SEC on April 7, 2020).
3.1	Second Amended and Restated Certificate of Incorporation of Hycroft Mining Holding Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on June 4, 2020).
3.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Hycroft Mining Holding Corporation dated April 22, 2022 (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-8 (File No. 333-265434) filed with the SEC on June 6, 2022).
3.3	Amended and Restated Bylaws of Hycroft Mining Holding Corporation(f/k/a Mudrick Capital Acquisition Corporation) (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 4, 2020).
3.4	Certificate of Amendment filed with the Delaware Secretary of State on November 9, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed by the Company on November 9, 2023).
4.1	Warrant Agreement dated March 14, 2022 between Hycroft Mining Holding Corporation and American Multi-Cinema, Inc. (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K, filed with the SEC on March 15, 2022).

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4.2	Warrant Agreement dated March 14, 2022 between Hycroft Mining Holding Corporation and 2176423 Ontario Limited (incorporated by reference to Exhibit 4.6 to the registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022).
4.3	Description of Securities (incorporated by reference to Exhibit 4.9 to the registrant’s Annual Report on Form 10-K filed with the SEC on March 5, 2025)
4.4	Form of Senior Indenture (incorporated by reference to Exhibit 4.11 to the registrant’s Registration Statement on Form S-3 (File No. 333-279292) filed by the Company on May 10, 2024).
4.5	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.13 to the registrant’s Registration Statement on Form S-3 (File No. 333-279292) filed by the Company on May 10, 2024).
4.6	Warrant Agency Agreement dated June 13, 2025, by and between Hycroft Mining Holding Corporation and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on June 13, 2025).
4.7	Form of Warrant dated June 12, 2025 (incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on June 13, 2025).
4.8	Form of Warrant, dated September 2, 2025 (incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on September 3, 2025).
5.1**	Opinion of Anthony, Linder & Cacomanolis, PLLC
10.1	Second Amended and Restated Credit Agreement, dated as of March 30, 2022, by and between Hycroft Mining Holding Corporation, as borrower, Autar Gold Corporation (f/k/a Muds Holdco Inc.), Hycroft Resources & Development, LLC and Allied VGH LLC, as guarantors, Sprott Private Lending II (Collector), LP, as lender, and Sprott Resource Lending Corp. as arranger (incorporated by reference to Exhibit 10.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on March 31, 2022).
10.2	Amended and Restated Credit Agreement, dated as of May 29, 2020, by and between Hycroft Mining Holding Corporation, as borrower, MUDS Acquisition Sub, Inc., MUDS Holdco, Inc., Hycroft Resources & Development, LLC and Allied VGH LLC, as guarantors, Sprott Private Resource Lending II (Collector), LP, as lender, and Sprott Resource Lending Corp., as arranger (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 4, 2020).
10.3	Waiver, dated November 9, 2021, between Hycroft Mining Holding Corporation and Sprott Private Resource Lending II (Collector), LP. (incorporated by reference to Exhibit 10.1. to the registrant’s Current Report on Form 8-K, filed with the SEC on November 10, 2021).
10.4	Waiver and Amendment, dated January 6, 2022 between Hycroft Mining Holding Corporation and Sprott Private Resource Lending II (Collector), LP (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on January 10, 2022).
10.5	Waiver and Amendment, dated February 28, 2022 among Hycroft Mining Holding Corporation, Sprott Private Resource Lending II (Collector), LP and Sprott Private Resource Lending II (Co) Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on March 1, 2022).
10.6	Letter Agreement dated March 11, 2022 between Hycroft Mining Holding Corporation and Sprott Private Resource Lending II (Collector), LP (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K, filed with the SEC on March 15, 2022).
10.7	Sprott Royalty Agreement, dated May 29, 2020, by and between the Registrant, Hycroft Resources & Development, LLC and Sprott Private Resource Lending II (Co) Inc. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 4, 2020).
10.8	Amended and Restated Registration Rights Agreement, dated May 29, 2020, by and between Mudrick Capital Acquisition Corporation, Mudrick Capital Acquisition Holdings LLC, Cantor Fitzgerald & Co. and the restricted stockholders (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 4, 2020).

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10.9	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 4, 2020).
10.10	Subscription Agreement dated March 14, 2022 between Hycroft Mining Holding Corporation and American Multi-Cinema, Inc. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K, filed with the SEC on March 15, 2022).
10.11	Subscription Agreement dated March 14, 2022 between Hycroft Mining Holding Corporation and 2176423 Ontario Limited (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K, filed with the SEC on March 15, 2022).
10.12	Exchange Agreement, dated as of January 13, 2020, by and among MUDS Acquisition Sub, Inc., Hycroft Mining Corporation and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC, in each case, signatory thereto (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-Kfiled with the SEC on January 14, 2020).
10.13	Note Exchange Agreement, dated as of January 13, 2020, by and among Hycroft Mining Corporation and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC or Wolverine Asset Management, LLC, in each case, signatory thereto (incorporated by reference to Exhibit 10.7 to the joint proxy statement/prospectus on Form S-4/A (File No. 333-236460) of the registrant, filed with the SEC on April 7, 2020).
10.14	Omnibus Amendment to Note Purchase Agreements and Note Exchange Agreement, dated May 28, 2020 by and between MUDS Acquisition Sub, Inc., Hycroft Mining Corporation and certain of its direct and indirect subsidiaries and certain investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC, in each case, signatory thereto (incorporated by reference to Exhibit 10.14 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 4, 2020).
10.15	Amendment to the 10% Senior Secured Notes and Note Exchange Agreement dated as of March 14, 2022 among Hycroft Mining Holding Corporation, certain subsidiaries of Hycroft Mining Holding Corporation and holders of the Notes, including certain funds affiliated with, or managed by, Mudrick Capital Management, L.P, Whitebox Advisors, LLC, Highbridge Capital Management, LLC, Aristeia Highbridge Capital Management, LLC and Wolverine Asset Management, LLC and Wilmington Trust, National Association, in its capacity as collateral agent (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on March 15, 2022).
10.16†	HYMC 2020 Performance and Incentive Pay Plan (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 4, 2020).
10.17†	Restricted Stock Unit Agreement (Time) dated as of February 20, 2019, by and between Hycroft Mining Corporation and Jeffrey Stieber (incorporated by reference to Exhibit 10.29 to the registrant’s registration statement on Form S-1 (File No. 333-239840), filed with the SEC on July 13, 2020).
10.18†	Amendment to the Restricted Stock Unit Agreement (Performance) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Jeffrey Stieber (incorporated by reference to Exhibit 10.30 to the registrant’s registration statement on Form S-1 (File No. 333-239840), filed with the SEC on July 13, 2020).
10.19†	Amendment to the Restricted Stock Unit Agreement (Time) dated as of May 29, 2020 by and between Hycroft Mining Corporation and Jeffrey Stieber (incorporated by reference to Exhibit 10.31 to the registrant’s registration statement on Form S-1 (File No. 333-239840), filed with the SEC on July 13, 2020).

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10.20†	Employment Agreement, dated August 31, 2020, between Diane R. Garrett and Hycroft Mining Holding Corporation (incorporated by reference to Exhibit 10.1 to registrant’s Current Report on Form 8-K, filed with the SEC on August 31, 2020).
10.21†	Restricted Stock Unit Agreement (Time-Vesting), dated August 31, 2020, between Diane R. Garrett and Hycroft Mining Holding Corporation (incorporated by reference to Exhibit 10.2 to registrant’s Current Report on Form 8-K, filed with the SEC on August 31, 2020).
10.22†	Employment Agreement, dated October 20, 2020 between Stanton Rideout and Hycroft Mining Holding Corporation (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on October 21, 2020).
10.23†	Restricted Stock Unit Agreement (Time Vesting), dated October 20, 2020 between Stanton Rideout and Hycroft Mining Holding Corporation (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on October 21, 2020).
10.24	First Amendment to Subscription Agreement dated as of April 8, 2022 between Hycroft Mining Holding Corporation and American Multi-Cinema, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2022).
10.25	First Amendment to Warrant Agreement dated as of April 8, 2022 between Hycroft Mining Holding Corporation and American Multi-Cinema, Inc. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2022).
10.26	First Amendment to Warrant Agreement dated as of April 8, 2022 between Hycroft Mining Holding Corporation and 2176423 Ontario Limited (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2022).
10.27	Letter Agreement, dated May 3, 2022 between Hycroft Mining Holding Corporation and Sprott Private Resource Lending II (Collector), LP (incorporated by reference to Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2022).
10.28	First Amendment to the HYMC 2020 Performance and Incentive Pay Plan (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-8 (File No. 333-265434) filed with the SEC on June 6, 2022).
10.29	Note Purchase and Sale Agreement dated November 28, 2022 between Hycroft Mining Holding Corporation and Highbridge Capital Management, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 2, 2022).
10.30	Letter Agreement, dated March 9, 2023, by and among the registrant and Sprott Private Resource Lending II (Collector), LP and Sprott Private Resource Lending II (Co) Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on March 15, 2023).
10.31	Second Amendment to Second Amended and Restated Credit Agreement, dated July 1, 2023, by and among the registrant and Sprott Private Resource Lending II (Collector), LP, Sprott Resource Lending Corp., and certain subsidiaries of the registrant as guarantors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on July 3, 2023).
10.32	Employment Agreement, dated as of April 10, 2024, by and between the registrant and Diane R. Garrett (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on April 12, 2024).
10.33	Employment Agreement, dated as of April 10, 2024, by and between the registrant and Stanton K. Rideout (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed by the Company on April 12, 2024).
10.34	At Market Issuance Sales Agreement, dated May 9, 2024, by and between B. Riley Securities, Inc. and the registrant (incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form S-3 (File No. 333-279292) filed by the Company on May 10, 2024).
10.35	Employment Agreement, dated as of May 29, 2024, by and between the registrant and Rebecca A. Jennings (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on May 30, 2024).

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10.36	Employment Agreement, dated as of May 28, 2024, by and between the registrant and David B. Thomas. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed by the Company on May 30, 2024).
10.37	Amended and Restated HYMC 2020 Performance and Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-280193) filed by the Company on June 14, 2024.
10.38	Form of Securities Purchase Agreement, dated September 2, 2025 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on September 3, 2025).
10.39	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on September 3, 2025).
19.1	Hycroft Mining Holding Corporation Insider Trading Policy (incorporated by reference to Exhibit 19.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on March 5, 2025).
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on March 5, 2025).
23.1*	Consent of independent registered public accounting firm - Baker Tilly US, LLP (formerly Moss Adams, LLP).
23.2**	Consent of third-party qualified person - Ausenco Engineering USA South Inc.
23.3**	Consent of third-party qualified person - Independent Mining Consultants, Inc.
23.4**	Consent of third-party qualified person - WestLand Engineering & Environment Services, Inc.
23.5**	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page)
96.1	Hycroft Property Initial Assessment Technical Report Summary Humboldt and Pershing Counties, Nevada, with an effective date of March 27, 2023 (incorporated by reference to Exhibit 96.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 28, 2023).
97.1	Compensation Recovery Policy dated November 17, 2023 (incorporated by reference to Exhibit 97.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on March 5, 2025).
107**	Filing Fees Exhibit

†	Management contract, compensation plan or arrangement.
*	Filed herewith.
**	Previously filed.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 193, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Winnemucca, State of Nevada on October 24, 2025.

HYCROFT MINING HOLDING CORPORATION

By:	/s/ Diane R. Garrett
Diane R. Garrett
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities on October 24, 2025.

Name	Title

/s/ Diane R. Garrett	President and Chief Executive Officer and Director
Diane R. Garrett	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer
Stanton Rideout	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman
Thomas S. Weng

*	Director
Sean Goodman

*	Director
Michael J. Harrison

*	Director
David C. Naccarati

*	Director
Stephen Lang

*	Director
Marni Wieshofer

By:	/s/ Diane R. Garrett, Ph.D.
Diane R. Garrett, Ph.D.
Attorney-in-fact*

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